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                                                                   EXHIBIT 10.37



                           FORM OF SEVERANCE AGREEMENT
                                 AMENDED 3/11/99

This Severance Agreement, effective _________, is made by and between FRESH CHOICE, INC. ("Fresh Choice") and ______ ("Employee").

        1. Employee is currently an employee of Fresh Choice in a key management position. Fresh Choice recognizes that the possibility of a Transfer of Control(1) exists. Fresh Choice also recognizes that economic events beyond its control may affect its business and operations. Fresh Choice realizes that Employee possesses an intimate knowledge of the Company and its Board of Directors (the "Board") believes that it is necessary to be able to retain Employee as well as call on Employee for advice upon the occurrence of a Transfer of Control. The Board also believes that the existence of this Agreement will enhance the Company's ability to call on and rely upon Employee. In consideration of Employee's continued employment with Fresh Choice, Fresh Choice agrees to the following:

        a) Severance Pay. In the event Employee's employment with Fresh Choice is terminated due to either (i) a layoff, approved by the President and/or Chairman, of the Employee; (ii) an involuntary separation as a result of a "Transfer of Control"; or (iii) a termination without "cause" as defined below, Fresh Choice shall pay "Severance Pay" to the Employee beginning as of Employee's actual last day of work (the "Separation Date") in the amount of nine months continuation of current/final base salary payable in equal bi-weekly installments, less applicable state and federal taxes, through payroll (hereinafter, the "Severance Period"). If the Employee's Separation Date does not coincide with the end of a payroll period, then the first and last installment may be prorated to reflect the partial pay period.

For purposes of this Severance Plan, termination for "cause" shall be defined as termination for any of the following reasons: (i) any act of theft or dishonesty; (ii) conviction of any crime of moral turpitude; (iii) failure to follow Fresh Choice policies and procedures; or (iv) consistent poor performance as determined in the sole discretion of the company.

        b) Medical and Dental Insurance Benefits. Insurance benefits will end the last day of the month in which the Separation Date occurs. Should Employee be eligible for and elect COBRA coverage for medical and/or dental benefits, Fresh Choice will pay

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(1) Transfer of Control shall mean an Ownership Change in which the shareholders of the Control Company before such Ownership Change do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Control Company.

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the cost of the COBRA premiums, less the amount Employee paid as an active employee, for the applicable Severance Period. Thereafter, the Employee is responsible for the timely payment of full cost of the COBRA premium for the remainder of the applicable COBRA period.

It is intended by the parties hereto that the provisions of this Agreement shall become effective as of the date of approval by the Board's Compensation Committee and shall terminate on the sixth month anniversary of the Transfer of Control Event.

        2. Employee acknowledges that the events which shall result in Severance Pay for the Employee pursuant to this Agreement are limited to either a (i) layoff, approved by the President and/or Chairman, of the Employee; (ii) an involuntary separation as a result of a "Transfer of Control"; or (iii) a termination without "cause" as defined above. The Employee shall not be eligible for Severance Pay for all other separations of employment, including but not necessarily limited to voluntary resignations, mutually agreeable separations, or separations for performance issues or any other separation for cause.

        3. During the Severance Period, it is understood by Fresh Choice and Employee that Employee shall not be considered an employee of Fresh Choice and, therefore, shall not be eligible for any other employer-provided benefits including but not limited to vacation accrual, sick days, disability benefits, or any other benefit program in which active employees of Fresh Choice may participate.

        4. The execution of this Severance Agreement does not constitute an employment contract between Fresh Choice and Employee or an agreement by Fresh Choice to continue to employ Employee. By signing this Severance Agreement, Employee acknowledges that his employment with Fresh Choice is and continues to be "at-will", and that such employment may be terminated at any time with or without cause.

        5. Subject to Paragraph 1 above, Employee shall be entitled to no further compensation for any damage or injury arising out of the termination of Employee's employment by the Company in the event of a layoff or Transfer of Control.

        6. In the event of any dispute, claim or controversy arising out of or in any way related to this Agreement, the interpretation of this Agreement or the alleged breach thereof, such dispute, claim or controversy shall be submitted by the parties to binding arbitration provided by the American Arbitration Association in Santa Clara County, California.

        7. This Agreement constitutes the entire agreement of Fresh Choice and Employee regarding Severance Pay upon separation of employment, as defined herein, and supersedes all agreements prior to the effective date of this Agreement, whether written or oral. Fresh Choice reserves the right to amend or terminate this Agreement in whole or in part upon written notification to the Employee.

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        8. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed herein.

        IN WITNESS WHEREOF, Fresh Choice and Employee have executed this Agreement on (date) to be effective as of the day and year first above written.


"FRESH CHOICE":                                    "EMPLOYEE"

FRESH CHOICE, INC.,
a Delaware Corporation




by:   ____________________________                 ________________________